Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY TO OFFER $250 MILLION OF SENIOR CONVERTIBLE NOTES

DENVER, March 28, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of senior convertible notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company expects to grant an over-allotment option to the initial purchasers for an additional $37.5 million aggregate principal amount of the notes. The notes will be contingently convertible under certain circumstances, at a price to be determined. Upon conversion of the notes, holders will receive cash or shares of St. Mary common stock or any combination thereof as elected by the Company. The notes will bear interest at a fixed rate, payable semi-annually, and beginning on April 1, 2012 the Company may be required to pay contingent interest on the notes under certain circumstances.

St. Mary intends to use the net proceeds of the anticipated offering to repay outstanding borrowings under its revolving credit facility.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and does not constitute an offer to sell nor a solicitation of an offer to buy any of the securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of securities laws. The words “anticipates,” “expects,” “intends,” and “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the pending nature of the announced offering and the ability to complete the offering, the uncertainty of financial market conditions, the volatility and levels of oil and natural gas prices, and other matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-06

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